Exhibit 99.1

Immunovant Reports Financial Results and Provides Corporate Updates for the Quarter Ended December 31, 2023

•Immunovant plans to initiate 4-5 potentially registrational programs for IMVT-1402 over the next fiscal year

•Immunovant plans to initiate trials in 10 indications for IMVT-1402 over the next two fiscal years

•Initial period 1 data from Phase 2b clinical trial of batoclimab in chronic inflammatory demyelinating polyneuropathy (CIDP) expected in the second or third quarter of calendar year 2024

•Global Phase 3 clinical trials of batoclimab in myasthenia gravis (MG) and thyroid eye disease (TED) progressing and on track for expected top-line data in the second half of calendar year 2024 (MG) and the first half of calendar year 2025 (TED)

NEW YORK, February 12, 2024 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today reported corporate updates and financial results for its fiscal third quarter ended December 31, 2023.

“We have laid a strong and exciting foundation for Immunovant,” said Pete Salzmann, M.D., chief executive officer at Immunovant. “We believe our initial Phase 1 data for IMVT-1402 in healthy adults supports its potential best-in-class profile, and we are actively designing potential registrational programs across a range of different indications. We look forward to sharing more details of the development plan for IMVT-1402, as well as key data readouts from batoclimab trials in neurology over the course of 2024.”

Clinical Development Updates:
IMVT-1402:
Immunovant’s second-generation antibody targeting the neonatal fragment crystallizable receptor (FcRn) continued to show potentially best-in-class profile in a Phase 1 clinical trial in healthy adults. Initial data from the 600 mg MAD cohort showed that four subcutaneously administered doses of 600 mg IMVT-1402 reduced total immunoglobulin G (IgG) levels by a mean of 74%, very similar to the 76% IgG reduction after four weekly injections of 680 mg batoclimab, but with no or minimal changes in serum albumin and LDL cholesterol, consistent with observations in placebo. Immunovant plans to initiate 4-5 potentially registrational programs for IMVT-1402 over the next fiscal year (by March 31, 2025) and plans to initiate trials in 10 indications for IMVT-1402 over the next two fiscal years (10 indications inclusive of the 4-5 potentially registrational programs by March 31, 2026).

Batoclimab:
In an open-label Phase 2 proof-of-concept clinical trial of batoclimab in Graves’ disease, response rates from an initial cohort of patients who were hyperthyroid despite treatment with an anti-thyroid medication for more than 12 weeks were meaningfully higher than 50 percent, after receiving once-weekly subcutaneous injections of 680 mg batoclimab for 12 weeks. This trial is ongoing. Initial results from period 1 of the Phase 2b clinical trial in CIDP are expected in the second or third quarter of calendar year 2024, while top-line data from the Phase 3 clinical trials in MG and TED are on track and expected in the second half of calendar year 2024 and the first half of calendar year 2025, respectively.

Financial Highlights for Fiscal Third Quarter Ended December 31, 2023:
Cash Position: As of December 31, 2023, Immunovant’s cash and cash equivalents totaled approximately $691 million.

R&D Expenses: Research and development expenses were $48.3 million for the three months ended December 31, 2023, compared to $42.3 million for the three months ended December 31, 2022. The increase was primarily due to elevated personnel-related expenses, higher research and development and contract manufacturing costs related to the development of IMVT-1402 and higher costs related to cross-indication research and development activities supporting batoclimab and IMVT-1402 programs, partially offset by decreased batoclimab program-specific research and development costs (including contract manufacturing costs).

IPR&D Expenses: There were no acquired in-process research and development expenses for the three months ended December 31, 2023. Acquired in-process research and development expenses were $10.0 million for the three months ended December 31, 2022, related to the achievement of a development and regulatory milestone for batoclimab in MG under the terms of the HanAll in-license agreement.

G&A Expenses: General and administrative expenses were $13.2 million for the three months ended December 31, 2023, compared to $11.8 million for the three months ended December 31, 2022. The increase was primarily due to higher personnel-related expenses, legal and other professional fees, market research costs and information technology costs.

Net Loss: Net loss was $51.4 million ($0.36 per common share) for the three months ended December 31, 2023, compared to $63.2 million ($0.49 per common share) for the three months ended December 31, 2022. Net loss for the three months ended December 31, 2023 and 2022 included $10.2 million and $8.9 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of December 31, 2023, there were 145,094,052 shares of common stock issued and outstanding.

Financial Highlights for Fiscal Nine Months Ended December 31, 2023:
R&D Expenses: Research and development expenses were $146.9 million for the nine months ended December 31, 2023, compared to $108.4 million for the nine months ended December 31, 2022. The increase was primarily due to higher research and development and contract manufacturing costs related to the development of IMVT-1402, elevated personnel-related expenses, and increased batoclimab program-specific research and development costs (including contract manufacturing costs), partially offset by lower costs related to cross-indication research and development activities supporting batoclimab and IMVT-1402 programs.

IPR&D Expenses: Acquired in-process research and development expenses were $12.5 million for the nine months ended December 31, 2023, compared to $10.0 million for the nine months ended December 31, 2022. The increase was due to the achievement of development and regulatory milestones for batoclimab under the terms of the HanAll in-license agreement.

G&A Expenses: General and administrative expenses were $42.5 million for the nine months ended December 31, 2023, compared to $35.6 million for the nine months ended December 31, 2022. The increase was primarily due to higher personnel-related expenses, market research costs, and information technology costs, partially offset by lower legal and other professional fees.

Net Loss: Net loss was $184.0 million ($1.36 per common share) for the nine months ended December 31, 2023, compared to $151.5 million ($1.26 per common share) for the nine months ended December 31, 2022. Net loss for the nine months ended December 31, 2023 and 2022 included $31.4 million and $24.8 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit www.immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant’s expectations regarding the timing, design, and results of clinical trials of batoclimab and IMVT-1402; Immunovant's plan to develop batoclimab and IMVT-1402 across a broad range of autoimmune indications; the number and timing of potentially registrational programs and clinical trials Immunovant plans to initiate for IMVT-1402; and potential benefits of batoclimab’s and IMVT-1402’s unique product attributes and potential best-in-class profile. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the number and timing of the commencement of additional clinical trials; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of global factors, such as the post-COVID-19 environment, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of batoclimab and IMVT-1402; Immunovant is at an early stage of development for IMVT-1402 and in various stages of clinical development for batoclimab; and Immunovant will require additional capital to fund its operations and advance batoclimab and IMVT-1402 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Form 10-Q to be filed with the SEC on February 12, 2024, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Operating expenses:
Research and development	$48,338	$42,252	$146,872	$108,420
Acquired in-process research and development	—	10,000	12,500	10,000
General and administrative	13,215	11,775	42,458	35,597
Total operating expenses	61,553	64,027	201,830	154,017
Interest income	(8,933)	(2,944)	(16,569)	(4,098)
Other (income) expense, net	(1,094)	1,757	(1,579)	609
Loss before provision (benefit) for income taxes	(51,526)	(62,840)	(183,682)	(150,528)
Provision (benefit) for income taxes	(108)	387	335	1,000
Net loss	$(51,418)	$(63,227)	$(184,017)	$(151,528)
Net loss per common share – basic and diluted	$(0.36)	$(0.49)	$(1.36)	$(1.26)
Weighted-average common shares outstanding – basic and diluted	144,523,034	128,574,190	135,577,267	120,665,299

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	December 31, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$690,937	$376,532
Accounts receivable	1,029	700
Prepaid expenses and other current assets	18,810	27,101
Total current assets	710,776	404,333
Operating lease right-of-use assets	294	1,172
Property and equipment, net	376	333
Total assets	$711,446	$405,838
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,910	$1,353
Accrued expenses	27,886	40,771
Current portion of operating lease liabilities	306	1,173
Total current liabilities	32,102	43,297
Operating lease liabilities, net of current portion	—	47
Total liabilities	32,102	43,344
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at December 31, 2023 and March 31, 2023	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2023 and March 31, 2023	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 145,094,052 shares issued and outstanding at December 31, 2023 and 500,000,000 shares authorized, 130,329,863 shares issued and outstanding at March 31, 2023	14	13
Additional paid-in capital	1,430,294	927,976
Accumulated other comprehensive (loss) income	(600)	852
Accumulated deficit	(750,364)	(566,347)
Total stockholders’ equity	679,344	362,494
Total liabilities and stockholders’ equity	$711,446	$405,838

Contact:
Chau Cheng, PhD, MBA
Vice President, Investor Relations
Immunovant, Inc.
info@immunovant.com